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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

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         The undersigned investment company hereby notifies the Securities and
Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                   AIM MILLENNIUM ALTERNATIVE STRATEGIES FUND
                   ------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

               11 GREENWAY PLAZA, SUITE 100, HOUSTON, TEXAS 77046
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                      Address of Principal Business Office

       Registrants Telephone Number (including area code): (713) 626-1919


                          THE CORPORATION TRUST COMPANY
                          THE CORPORATION TRUST CENTER
                 1209 ORANGE STREET, WILMINGTON, DELAWARE 19801
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               (Name and Address of Agent for Service of Process)

CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Houston and the State of Texas on the 9th day of February, 2001.

                                      AIM MILLENNIUM ALTERNATIVE STRATEGIES FUND

                                      By:   /s/   ROBERT H. GRAHAM
                                         ---------------------------------------
                                           Name:  Robert H. Graham
                                           Title: President

Attest:   /s/   CAROL F. RELIHAN
       ----------------------------
         Name:  Carol F. Relihan
         Title: Secretary

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